EXHIBIT 4.6

DATED                                                     1998


                   SALE AND PURCHASE AGREEMENT
                           - between -
                       DR. DIETER RUSSMAN
             hereinafter referred to as the "Seller"
                             - and -
                PAREXEL INTERNATIONAL CORPORATION
           hereinafter referred to as the "Purchaser"





LAWRENCE GRAHAM
190 Strand
London WC2R 1JN
Tel: 0171-379 0000
Fax: 0171-379 6854
Ref: RWE/627009.01
CONTENTS
No.    Heading                                            Page
1.     OWNERSHIP                                             1
2.     SALE AND PURCHASE OF THE SHARES                       1
3.     PURCHASE PRICE                                        2
4.     EFFECTIVE DATE                                        2
5.     WARRANTIES OF SELLER                                  2
6.     REMEDIES FOR BREACH OF WARRANTIES AND SELLERS' LIABILITY
       8
7.     REFERENCE TO ARBITER                                 10
8.     COMPLIANCE WITH US LAW                               11
9.     NON-COMPETITION UNDERTAKING                          13
10.    TAXES, COSTS AND EURO                                13
11.    ASSIGNMENT OF RIGHTS AND UNDERTAKINGS                14
12.    CONFIDENTIALITY                                      14
13.    NOTICES                                              14
14.    MISCELLANEOUS                                        15


SALE AND PURCHASE AGREEMENT

PREAMBLE
The Seller is the sole shareholder of the limited company LOGOS
GmbH, Kartauserstrabe 47, 79102 Freiburg, registered in the
Commercial Register of the Amtsgericht Freiburg under no. HRB
4285 ("the Company"). The Seller also holds 75 per cent of the shares of the limited company Translation Gesellschaft fur wissenschaftliche Ubersetzungen mbH, Bocklerstrabe 7, 79110
Freiburg, registered in the Commercial Register of the Amtsgericht Freiburg unter no. HRB 4208 ("the Translation GmbH").
The Seller intends to sell his shares in the Company and his shares in Translation GmbH to the Purchaser.
NOW, THEREFORE, the parties hereto agree as follows:
1.     OWNERSHIP
1.1 Seller is the sole shareholder of the Company. The stated and paid-in capital of the Company amounts to DM 60,000
       (in words: sixty thousand Deutschmarks).
1.2 The shares in the Company are hereinafter collectively referred to as the "Shares" and constitute all the shares issued by the Company.
1.3 Seller is the sole owner of the 75 per cent of shares held by him in the Translation GmbH. The other shareholder is Alan A. Milson, who is the sole owner of the remaining 25 per cent of shares in Translation GmbH. The stated and paid-in capital of the Translation GmbH amounts to DM 100,000.00 (in words: one hundred thousand Deutschmarks).
      The shares owned by Seller in the Translation GmbH are hereinafter collectively referred to as the "Translation Shares".
2.     SALE AND PURCHASE OF THE SHARES
2.1    The Seller hereby sells and with effect from Effective
       Date within the meaning of Section 4 of this Agreement assigns the Shares ("Geschaftsanteile") and the Translation Shares ("Geschaftsanteile") as set out above for the price described in Section 3 below ("the Consideration"). Purchaser hereby accepts such sale and assignment.
2.2 The sale and purchase includes any and all rights and secondary rights attached to the Shares, including the right to participate in all undistributed profits and losses of the Company for whatever period. Seller shall not be entitled to participate in any profits of the Company for whatever period.
3.     PURCHASE PRICE
       The Consideration shall be satisfied by
       - the allotment and issue (subject to sub-Section 3.2 below) to the Seller of 92,598 Common Stock of US$
             0.01 each of the Purchaser (ranking pari passu with the Common Stock of the Purchaser in issue at the date hereof and credited as fully paid ("the Consideration Shares");
      -     the granting of a continuing option (the "Call
             Option") to demand the issue of 33,440 Common Stock of US$ 0.01 of the Purchaser in issue at the date hereof and credited as fully paid ("the Call Option Shares").

4.     EFFECTIVE DATE
       This Agreement and all transactions contemplated and made hereunder shall enter into force on and become effective as per 28 February 1998, 24.00 hrs., hereinafter sometimes referred to as the "Effective Date".
5.     WARRANTIES OF SELLER
       Seller hereby warrants and represents to Purchaser as per Effective Date and again as at the date hereof, the following:
5.1    Corporate Structure
       5.1.1 The Company and the Translation GmbH have each been properly established, is duly organised and validly existing under the laws of its jurisdiction. All information and data regarding ownership, corporate rights and privileges of the Seller as referred to in Section 1 and the Preamble above are true, complete and correct. The articles of association/by-laws (Satzungen/
              Gesellschaftsvertrage) of the Company are current and complete in the versions as disclosed in the Documentary Folder.
       5.1.2 No party other than Seller holds an interest in the Company. The Company has not issued participation rights or sub-participation rights, nor entered into a silent partnership agreement, or any other agreement under which the Company had to share its current profits with a third party. The Company is not a party to an enterprise agreement within the meaning of sections 291, 292 German Stock Corporation Act (Aktiengesetz) or to a joint venture agreement.
       5.1.3 Seller is the owner of the Shares and the Translation Shares. Seller holds full and unencumbered title to the Shares and the Translation Shares. The Shares and the Translation Shares are validly existing, free and clear of any claim, lien, rights and privileges of third parties. Seller may freely dispose of the Shares and the Translation Shares subject only to the laws and regulations applicable to the Company. There are no pre-emptive rights, options, shareholders' agreements or understandings with respect to the Shares and the Translation Shares including, without limitation, individual shareholder rights.
       5.1.4 The execution, delivery and performance of this Agreement including the transactions contemplated hereunder, do not violate any other undertakings or obligations of the Seller. Seller has full authority to enter into this Agreement and to perform its obligations hereunder.
       5.1.5 The nominal capital of the Company and the Translation GmbH has been fully paid up; there has not, at any time, occured a re-payment in part or in whole of the capital, nor has the capital of either company been diminished by losses.
       5.1.6 All assets belonging or being attributable to the business of the Company, which are necessary for the continuation of the Company's business as operated at the Effective Date or are shown as the Company's assets ("Sachanlagevermogen") in its financial accounts as per 31 December 1997 are the sole property of the Company or are leased by it, and are not subject to any rights, lien and interest or third parties, except for statutory liens or retention of title-clauses in the ordinary course of business. The Company does not hold any interest in subsidiaries or any other companies.
       5.1.7 Neither the Company nor the Translation GmbH is bankrupt, overindebted, insolvent or in liquidation as of Effective Date. To the best knowledge of Seller, no motions for composition or bankruptcy proceedings for the Company or the Translation GmbH have been filed.
       5.1.8 Except as disclosed in the Documentary Folder, the Company has not incurred any contractual liability exceeding the amount of DM50,000 or has posted any contractual collateral for loans in the amount of more than DM100,000 which is still effective.
       5.1.9 Except as disclosed in the financial statements of the Company as per 31 December 1997 a copy of which is disclosed in the Documentary Folder, the Company has not given any guarantee, letter of comfort or similar undertaking exceeding the amount of DM10,000 and surviving the Effective Date to secure liabilities of third persons.
       5.1.10 There exist no advisory boards nor any other boards under the Articles of Association in the Company and no workers' councils (Betriebsrat).
       5.1.11 The Company has not made any distribution of profits or similar payment to the Seller or any
              other person on his behalf since             .
       5.1.12 The financial statement of the Company per 31 December 1997, has been prepared in accordance with the statutory (German Commercial Code) provisions in application of the German generally accepted accounting principles including the principle of continuity and present a true and fair view of the economic, financial and income situation of the company per 31 December 1997. There exist no liabilities (liabilities incurred ("bestehende Verbindlichkeiten"), possible liabilities
              ("Eventualverbindlichkeiten") or contested liabilities ("bestrittene Verbindlichkeiten")) of the Company per 31 December 1997 which are not shown in the financial statement of the Company per 31 December 1997. There have not been any significant changes as to any position in these financial statement in the period between 31 December 1997 and the Effective Date.
5.2    Taxes and social security contribution
       5.2.1 The Company has correctly, completely and timely fulfilled all tax returns required by law to be made and has adequately provided for and has paid when due all taxes, duties, social security contributions and related penalties, fines and interests;
       5.2.2 The Company is not involved in any lawsuit with fiscal or other authorities which could affect the tax or social security liabilities of the Company. To the best of Sellers' knowledge, there exists no reason to assume that any such lawsuit is threatening.
       5.2.3 The Seller has accounted for and paid in full all taxes arising out of any relationship he has with the Company, whether as employee, consultant or otherwise and the Company has no liability in respect of any tax other than tax ordinarily payable by the Company arising in the ordinary course of its business.
5.3    Operation of the Company
       5.3.1 All public or private permits and licences required for the conduct of the business of the Company have been obtained and are in full force and effect subject only to the statutory right of any authority to revoke or restrict any such permits or licences. The Company has always complied with all conditions and restrictions imposed in connection with such permits and licences. To the best knowledge of Seller, there are no indications for any such revocation or restrictions following Effective Date.
       5.3.2 To the best knowledge of Seller, the Company operates its business in accordance with all applicable statutory rules and in compliance with governmental law.
       5.3.3 To the best knowledge of Seller, the Company's products and services conform to statutory law applicable in the country in which they are actively marketed. During the last three years prior to Effective Date, there have not been any liability claims with regard to any products and/or services provided by the Company.
       5.3.4 To the best knowledge of Seller, there exist no claims of third parties and/or public authorities arising out of or in connection with any contamination of soil, water and/or air on the business premises used by the Company; the Company is not involved in any legal dispute or administrative or court proceedings, nor are any law suits of private or public parties against the Company pending or threatening, regarding any contamination of soil, water and/or air on the business premises used by the Company. To the best knowledge of Seller, neither the premises used by the Company nor any of its assets constitutes a health hazard to employees of the Company or third parties.
5.4    Contracts and Commitments
5.4.1 The Company is not a party to any material contract or commitment outside the usual and ordinary course of its business including unusually onerous terms and conditions or substantially impairing the earnings potential of the Company.
       5.4.2 There exist no agreements between the Company on the one hand and the Seller or a former shareholder of the Company or relatives of the Seller within the meaning of 15 "Abgabenordnung" or companies in which the Seller or his relatives hold an interest on the other hand, except for the rental agreement as set out in Sect. 14.2 and the employment contract with the Seller. The parties to this Agreement agree that all contracts between the Company and the Seller or their relatives shall be deemed terminated on the Effective Date at no cost for the Company, except for the rental agreement as set out in Section 14.2 and the employment agreement with the Seller. Such employment contract shall be deemed terminated upon signing of the new employment contract between the Company and the Seller pursuant to the draft agreement as shown in
              Schedule 1. The Seller renounces all rights and titles from such terminated contracts, including the existing employment contract, except for such rights and titles accounted for in the financial statements as per 31 December 1997 and except for such rights and titles incurred up to the Effective Date that have been fully fulfilled by the Effective Date. The Company has not entered into any guarantee or security agreements of any kind in favour of Seller, his relatives or companies in which the Seller or his relatives hold an interest which will survive the Effective Date.
       5.4.3 The Company has not entered into any agreements with aggregate payment obligations exceeding 5 per cent of its respective net equity and being of speculative nature.
       5.4.4 There exist no agreements not disclosed in the Documentary Folder that the Company depends on to such an extent that the continuation of the business would become impossible in case such agreement would be terminated;
       5.4.5 The Company is not subject to any agreements with third parties restricting it in competition, in particular agreements which exclude or restrict the right of the Company to engage in certain branches or fields of its business either geographically or in a particular field of business.

       5.4.6 The transfer of the Shares under this Agreement does not lead to a right of contracting partners of any of the Company to prematurely terminate or modify their agreements or to impose any penalty or additional cost on the Company.
5.5    Insurance
       The Company has obtained the usual insurance coverage adequate and sufficient to cover the Company's assets and the liabilities that may arise from the conduct of the Company's business to its present extent. All insurance policies listed in the Documentary Folder hereto are fully effective. Insurance premiums have always been paid when due. The existence of any material and substantial insurance agreements is not affected by virtue of the transactions envisaged by this Agreement.
5.6    Labour Matters
       5.6.1 The Documentary Folder contains a list stating correctly and completely the name, years of employment, and current remuneration of all of the Company's employees. The Vendor is the only managing director of the Company, and no unfulfilled obligations to former managing directors exist.
       5.6.2 The Documentary Folder contains a complete list of the shop council agreements
              (Betriebsvereinbarungen) and of any regular benefit which has become binding on the Company
              (betriebliche Ubung), provided that such regular benefit leads to an average payment obligation exceeding DM 1,000 per employee per year. The
              Company is not a member of an employers' association and is thus not bound by any collective pay agreement or other collective agreements.
       5.6.3 The Company has regularly paid all salaries and benefits due to employees in time.
       5.6.4 To the best knowledge of Seller, there exists no other permanent payment obligation of the Company vis a vis current or former employees of the Company. In particular, the Company has not granted any pension rights to current or former employees, except where disclosed in the Documentary Folder.
       5.6.5  None of the employment agreements as set out in Section
             5.6.1 has been terminated by either the Company or the employee, nor exist any facts or circumstances indicating that any of the employees intends to leave the company; in particular, none of the employees as set out in Section 5.6.1 have expressed their unwillingness to continue employment after the change of ownership in the Company or demanded amendments or supplements to the existing terms of their employment.
5.7    Intellectual Property Rights
       5.7.1 According to the best knowledge of the Seller the patents, design patents, trademarks and other industrial property rights registered by the Company (if any) do not violate the rights of any third persons.
       5.7.2  To the best knowledge of Seller:
              - the Company owns no registered intellectual property rights (ie. patents, trademarks, service marks, copyrights) except as disclosed in the Documentary Folder;
              - no right for third parties to intellectual property rights of the Company or their use exists;
              - the Company has unrestricted ownership of all intellectual property rights, or is a party to a legally binding licence agreement allowing the use of the intellectual property rights, required to conduct their business operations in their present form;
       5.7.3 All payments of fees and other measures needed to maintain the registered intellectual property rights have been made and undertaken fully in a timely fashion until Effective Date.
       5.7.4 As of the date of signing of this Agreement, the Company has not been charged or threatened to be charged with infringement of, or been asked or has agreed to defend or hold harmless with respect to any infringement or charge thereof, any patent, trademark, service mark, copyright or other intellectual property rights.
5.8    Legal Disputes
       The Company is not involved in any legal dispute or administrative or court proceedings, nor are any law suits of private or public parties against the Company pending or threatening, involving a sum in dispute of more than DM 10,000 in each case. The aggregate sum in dispute of any such on-going, pending or threatening disputes or proceedings for the Company does not exceed a total of DM 50,000.
5.9    Conduct of Business until Effective Date
       From 1 January 1997 until Effective Date:
       (a) There has been no material adverse change in the aggregate of customer and/or supplier relations of the Company and its customers and/or suppliers as compared with the position disclosed in the financial accounts.
       (b) The Company has not become bound or liable to be called upon to repay prematurely any loan capital or borrowed money.
5.10.  Library
       The company is the sole owner and holder of all copyrights with regard to the Library as defined below.
       The Library consists of more than 900 Expert Reports, predominately in accordance with the current standard for drug registration, Standardised Information, and all other documentation created by the Company and/or its predecessors in title. The Expert Reports, documenting known active ingredients for pharmaceuticals, comprise reports on at least 160 active ingredients dating from 1990 or later and at least 190 reports on active ingredients dating from the period before 1990; all of the Expert Reports from 1990 or later are in accordance with the current standard for drug registration; the Standardised Information includes package inserts, patient information leaflets, product monographs for medical doctors, standard information for hospital pharmacists, summaries of product characteristics ("SPC") and annotated
       SPCs; the standardised information comprises at least 45
       SPCs.
       All of the Library is accessible through a structured filing system as hardcopy and as an in-house data bank of the company according to active ingredients and other descriptors and in proper and marketable condition.
       The Library has in the past and up to the Effective Date been protected against duplication and theft and no such thefts and, to the best knowledge of the Seller, duplication has occurred; the Library is unique and forms the reliable basis for the market leadership of the Company.
       The Purchaser is aware of the fact that the Company also is in pocession of at least 800 bioavailability/bioequivalence studies; however, these are owned by the company's clients and do not form part of the Library.
5.11   Disclosures and Documentary Folder
       The documents and information provided by the Seller to the Purchaser, and in particular the contents of the Documentary Folder, are correct, complete and as per the Effective Date current; there exist no circumstances or aspects that were not mentioned to the Purchaser which would be of significance in the evaluation of the Shares and/or for the future development of the Company's business.
6.     REMEDIES FOR BREACH OF WARRANTIES AND SELLERS' LIABILITY
6.1    If any of the warranties and representations stated in
       section 5 above and section 8 below should not be true and correct, Sellers shall put Purchaser or, at Purchaser's option, the Company in the position, Purchaser or the Company would have been in had the warranties and representations been true and correct.
6.2 Purchaser shall have no warranty claim under this Agreement if the aggregate of all warranty claims arising out of and in connection with this Agreement does not exceed DM 10,000. In the event the aggregate of all warranty claims is in excess of DM 10,000, Purchaser may claim all of its actual damages pursuant the terms and conditions of this Agreement.
6.3 No warranty claim arises in case the loss Purchaser has suffered has already been recovered under the same or any other provision of this Agreement, or if and to the extent that the loss, costs or expenses suffered by Purchaser are paid under insurance coverage.
6.4 If and in so far as warranties under Section 5.2 (Taxes and Social Security Contribution) are incorrect, the Seller is under an obligation to the Purchaser to re-pay all additional business tax (in particular turnover tax, salary tax, trade tax, trade capital tax, corporate tax, vehicle tax, real estate transfer tax, real estate tax, property tax as well as solidarity surcharges) and/or social contributions. This applies, in particular, to additional tax payments resulting from a tax audit or a social security inspection. In the assessment of the additional tax burden for the Company and/or the Purchaser any direct or indirect future advantages or disadvantages in a period of five years from the Effective Date
      ("Phasenverschiebung") shall be taken into account. Any additional tax burdens that do not lead to an increase of taxes due to a loss carried forward ("Verlustvortrag"), if any, shall be re-paid by the Seller to the Purchaser to the extent Purchaser has an disadvantage, i.e. a subsequent higher tax payment than he would have had, had the loss carried forward not been used up.
       In any event, the Seller shall bear all additional tax payments (or, in case where a loss carried forward is diminished, the tax payment that would otherwise have been made) for any periods up to and including the Effective
       Date. This includes additional tax assessments based on hidden profit distribution and/or any tax assessments in connection with the capital increase entered in the Commercial Register on 17 January 1994 with the possibility that the transfer date (for tax purposes) may not be more than 6 months before the transfer of the economic ownership.
6.5 Claims for any breach of warranties under Section 5 hereof shall become statute barred two years following Effective
       Date, except with respect to warranty claims under Section
       6.4, which shall become statute barred six months as from the date upon which an additional assessment or amended assessment by the tax or social contribution authorities becomes res judicata, but not later than the authorities' claims have become time barred under the applicable statute, unless such barrment is impeded by the Purchaser.
6.6 Seller shall be given the right and opportunity to defend, at his own risk, discretion and expense, any action brought against the Company and/or Purchaser which might result in any liability of Seller towards Purchaser and/or the Company in connection with this Agreement, including the transactions contemplated hereunder. Seller shall, at his request, be included in the clarification of all tax and social security questions regarding the time prior to Effective Date, including all tax or social security inspection. Upon request of the Seller and at his costs, the Company will file any appeal against possible additional tax or social security assessments that may give raise to claims under this Agreement, unless the Seller himself is legally entitled to file such appeal.
6.7 The Seller guarantees that the shares sold and transferred pursuant to Section 1 do not constitute all or substantially all of his assets ( 419 German Civil Code).
       The Seller undertakes to indemnify and hold harmless the Purchaser from any claims raised by third parties in application of 419 German Civil Code.


7.     REFERENCE TO ARBITER
       The Seller and the Purchaser agree that all disputes out of or in connection with this Agreement, including such about its validity, will not be decided by an ordinary court but through an arbitrational tribunal pursuant to the separate Arbitration Agreement signed concurrently herewith. The decision of the arbitration tribunal is binding and final for all parties. The language of the proceedings is English. As far as Sections 1 et seq. of the Act on Restraints of Competition (Gesetz gegen Wettbewerbsbechrankungen) shall apply pursuant to section 91 of the Act on Restraints of Competition to individual provisions of this Agreement, the parties hereto are entitled to demand decision of the ordinary courts on such disputes instead of decision by arbitration.
8.     COMPLIANCE WITH US LAW
8.1 For the purposes of this Section, the following definitions apply:
      "Accredited Investor"  a bank (as defined in Section
                              3(a)(2) of the Securities Act of
                              1933, as amended (the 'Act')) or a
                              savings and loan association or
                              other institution (as defined in
                              Section 3(a)(5)(A) of the Act),
                              whether acting in regard to this
                              investment in its individual or a
                              fiduciary capacity;
                             a broker or dealer registered
                              pursuant to Section 15 of the
                              United States Securities Exchange
                              Act of 1934, as amended;
                             an insurance company (as defined in
                              Section 2(13) of the Act);
                             an investment company registered
                              under the United States Investment
                              Company Act of 1940, as amended;
                             a business development company (as
                              defined in Section 2(a)(48) of the
                              Investment Company Act of 1940, as
                              amended;
                             a Small Business Development
                              Company licensed by the United
                              States Small Business
                              Administration  under Section
                              301(c) or (d) of the United States
                              Small Business Investment Act of
                              1958, as amended;
                             a plan established and maintained
                              by a United States state, its
                              political subdivision, or any
                              agency or instrumentality of a
                              United States state or its
                              political subdivisions, for the
                              benefit of its employees, if the
                              plan has total assets in excess of
                              $ 5,000,000;
                             an employee benefit plan (an "ERISA
                              Plan") within the meaning of Title
                              1 of the United States Employee
                              Retirement Income Security Act of
                              1974, as amended ("ERISA") whose
                              decision to purchase the interest
                              in the Purchaser was made by a plan
                              fiduciary (as defined in Section
                              3(21) of ERISA), which is either a
                              bank, savings and loan association,
                              insurance company or registered
                              investment adviser;
                             an ERISA Plan with total assets in
                              excess of $ 5,000,000 or, if a self-
                              directed ERISA Plan, with
                              investment decisions made solely by
                              persons that are "accredited
                              investors";
                             a private business development
                              company (as defined in Section
                              202(a)(22) of the United States
                              Investment Advisors Act of 1940, as
                              amended);
                             an organisation described in
                              Section 501(c)(3) of the United
                              States Internal Revenue Code of
                              1986, as amended, corporation,
                              Massachusetts or similar business
                              trust, or partnership, not formed
                              for the specific purpose of holding
                              the Shares of the Company or
                              acquiring the Consideration Shares,
                              with total assets in excess of
                              $ 5,000,000;
                             a natural person whose net worth
                              (either individually or jointly
                              with such person's spouse) at the
                              time of Completion exceeds
                              $1,000,000;
                             a natural person who had an
                              individual income in excess of
                              $200,000 or joint income with such
                              person's spouse in excess of
                              $300,000 in each of the last two
                              calendar years and who reasonably
                              expects to reach the same income
                              level in the current calendar year;
                             a trust, with total assets in
                              excess of $ 5,000,000, not formed
                              for the specific purpose of holding
                              the Shares of the Company or
                              acquiring the Consideration Shares,
                              whose purchase of the Consideration
                              Shares is directed by a
                              sophisticated person as described
                              in Rule 506(b)(2)(ii) under the
                              Act;
                             an entity in which all of the
                              equity owners fit into at least one
                              of the categories listed above;
8.2    The Seller:
       warrants and represents to the Purchaser that the Seller:-
       8.2.1 is acquiring the Consideration Shares for his own account and not on behalf of any other person, and the Seller is acquiring the Consideration Shares for investment purposes and not with a view towards distribution and has no present arrangement to sell the Consideration Shares;
       8.2.2 is not an officer or director of any affiliate of the Purchaser or any of its affiliates;
       8.2.3 was not organised for the specific purpose of holding or acquiring the Consideration Shares (if the Seller is a corporation, trust, partnership or other organisation).
       8.2.4 is an Accredited Investor or had, immediately prior to receipt of any information regarding the Purchaser, such knowledge and experience (alone or with such Seller's Seller Representative, if any) in financial and business matters as to be able to evaluate the merits and risks of an investment in the Purchaser.
       8.2.5 is able now, and was able prior to receipt of any information regarding the Purchaser, to bear the economic risks of an investment in the Company and the Purchaser.
8.3 acknowledges and agrees that the Consideration Shares have not been registered under United States Securities Act of 1933, as amended ("the Act"), and may not be offered or sold unless the Consideration Shares are registered under the Act or an exemption from the registration requirements of the Act is available;
8.4 acknowledges that the Consideration Shares are being offered and sold to him in reliance on specific exemptions from the registration requirements of the United States Federal and State securities laws and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of Seller to acquire the Consideration
       Shares;
8.5 acknowledges that it is his responsibility to satisfy himself as to the full observance by this transaction and the sale of the Consideration Shares to him of the laws of any jurisdiction outside the United States and that he has done so;
8.6 acknowledges that in view of the United States Securities and Exchange Commission, the statutory basis for the exemption claimed for the transactions would not be present if the offer and sale of the Consideration Shares to the Seller is part of a plan or scheme to evade the registration provisions of the Act and the Seller confirms that this transaction is not part of any such plan or scheme;
8.7 has received and carefully reviewed (and the Seller's Seller Representative, if any, as received and carefully reviewed) the PPS Transaction Summary, Prospectus dated
       27 January 1998, Annual Report on Form 10-K for the fiscal year ended 30 June 1997, Quarterly Report on Form 10-Q for the quarter ended 30 September 1997 and 31 December 1997, Current Reports on Form 8-K dated 23 October 1997 and 27 January 1998, 1997 Annual Report to Stockholders; and Proxy Statement dated 8 October 1997 and the Seller and Seller's Seller Representative, if any have had a reasonable opportunity to ask questions of and receive answers from the Purchaser concerning the Purchaser, and to obtain any additional information reasonably necessary to verify the accuracy of the information furnished to the Seller concerning the Purchaser and all such questions, if any, have been answered to the full satisfaction of the Seller.
8.8 acknowledges that no representations or warranties have been made to him by the Purchaser or any agent, employee or affiliate of the Purchaser and in entering into this transaction the Seller is not relying upon any information, other than that contained in this Agreement or specifically referred to in Clause 8.6, and the results of independent investigations by the Seller;
8.9 has not sold, exchanged, transferred, pledged, disposed or otherwise reduced his risk relative to the Consideration Shares during the 30 day period preceding the date hereof;
8.10 acknowledges and agrees that this transaction is intended to be accounted for as a pooling of interests for financial accounting purposes, and, in that regard the Seller hereby agrees with the Purchaser that the Seller will not sell, exchange, transfer, pledge, dispose or otherwise reduce his risk in relation to the Consideration Shares during the period which begins on the date hereof and ends at such time as the Purchaser publicly announces financial results covering at least thirty days of post-Completion combined operations of the Purchaser and the Company (the "Pooling Lock-up Period") and the Purchaser at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the Consideration Shares during the Pooling Lock-up Period;
8.11 acknowledges and agrees that all offers and sales of the Consideration Shares shall only be made in compliance with
       (i) the Pooling Lock-up Period and (ii) the Purchaser's insider trading and black out period policies, as from time to time in effect and (iii) pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act.
9.     NON-COMPETITION UNDERTAKING
       Seller agrees that he will not, during a period of five years as from Effective Date, engage either directly or indirectly in the ownership, control, management or operation of any company or business having the same or similar business to that of the Company, or act as an advisor or in any other function to any company or business having the same or similar business to that of the Company. This shall not apply for a participation in such company or business of not more than 10% for investment purposes only. It is known to the Purchaser that the Seller is the head of the scientific advisory board of ratiopharm GmbH, Ulm, and a member of the supervisory board of Asche AG, Hamburg.
10.    TAXES, COSTS AND EURO
10.1 Each party shall bear its costs and expenses in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees of their advisers. The parties need not to pay any fees to brokers or any other intermediaries involved by the respective other party.
10.2 Taxes on income, profits and capital gains including trade taxes arising for and assessed against Seller out of or in connection with this Agreement, including the transactions contemplated under this Agreement, shall be borne by Seller.
10.3 The notarial fees for this Agreement shall be borne in equal shares by Seller and Purchaser.
10.4 Every liability under this contract not fulfilled at the start day of European Monetary Union will be fulfilled in EURO.
11.    ASSIGNMENT OF RIGHTS AND UNDERTAKINGS
11.1 This agreement and any rights and obligations hereunder may not be assigned and transferred in whole or in part without prior written consent of the other party hereto.
11.2 Purchaser is entitled to assign and transfer all rights and obligations under this Agreement to an affiliated company ( 15 AktG) of the Purchaser.

12.    CONFIDENTIALITY
12.1   Seller and Purchaser agree to keep confidential and secret the contents of this Agreement from third parties, except
       as they are obliged to disclose and to give notice of the
       same to any court or administrative authorities or
       pursuant to other mandatory notice requirements.  They
       will use their best efforts even in such cases to ensure
       that, notwithstanding any disclosure and notice to courts
       and administrative authorities, confidentiality is
       maintained to the maximum possible extent.
12.2   Prior to the execution of this Agreement, Seller and
       Purchaser have mutually agreed upon the language of an
       official press release and additional information to be released to the transactions contemplated by this
       Agreement which is to be published after the execution of
       this Agreement.
13.    NOTICES
13.1   Notices in connection with this Agreement shall be
       addressed to the following addresses:
       If to Seller:
              Herrn Dr. Theo Schubert
              Humboldtstrabe 2
              79098 Freiburg
              Phone: 0761/2962060
              Fax    : 0761/2962066
       If to Purchaser:
              Karyn C. Finamore, Esq.
              PAREXEL International Corporation
              195 West Street
              Waltham, Massachusetts 02154
              Phone: +(781)487 9904
              Fax    : +(781)487 9931
13.2 The aforesaid addresses shall remain valid and in force unless and until the other party has been notified in writing by registered mail of any other address.
13.3 All notices in connection with this Agreement must be in writing and shall become effective upon receipt.
14.    MISCELLANEOUS
14.1   This Agreement is subject to the laws of the Federal
       Republic of Germany.
14.2 The Seller undertakes to cause the present landlord of the Company, the BHG Kartauserstrabe Wilma Russmann u.a., to amend the rental agreement of 1 April 1993 as amended on 1 December 1995, 16 August 1996, 16 September 1996 and
       6 March 1997 to provide for a net rent payment of DM 23,50 per sqm per month. The Seller further undertakes to cause the landlord to agree to any further amendments of the rental agreement as set out above with regard to unusual, onerous or otherwise detrimental compared to what is adequate and consistent with the present market conditions.
14.3 Seller shall, upon request of Purchaser, use best efforts, as far as legally possible, to cause the auditors of the Company to step down from their position.
14.4   Purchaser undertakes to use its best efforts to cause
Volksbank Freiburg and Dresdner Bank Freiburg to terminate all obligations of Seller resulting from his personal bank guarantees ("Burgschaften") in connection with lines of credit to the Company in the amounts of DM 200,000.00 and DM 300,000.00, respectively; in any case, Purchaser agrees to put Seller as far as possible into the same position he would be in had the bank guarantees been terminated by the Effective Date.
14.5 The Seller represents that he is either not married or that the consent of his spouse pursuant to 1365 German Civil
Code has been granted in writing, such documents being included in the Documentary Folder.
14.6 The Seller explicitly consents to the conclusion of this Agreement and its execution both in his position as shareholder and in his position as managing director of the Company acting in its name; the Seller undertakes to cooperate in any way as is necessary for the execution and fulfilment of this Agreement and to procure any other consent as required by Articles of Association or the law of either the Company or the Translation
GmbH; the Seller explicitly consents to the conclusion of this Agreement and its execution in his position as shareholder.
14.7 All amendments to this Agreement, including without limitation a change of this clause itself, must be made in writing and with the express reference to this Agreement, unless notarisation or any other form is required.
14.8 If any of the provisions of this Agreement shall become or be held invalid, ineffective or unenforceable, all other provisions hereof shall remain in full force and ef-
fect. The invalid, ineffective or unenforceable provision shall be amended and replaced by the parties hereto to such form, substance, time, measure and jurisdiction as shall be valid, effective and enforceable and comes as close as possible to the purpose and intent of the invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis for any situation not contemplated and covered by this Agreement.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                            PAREXEL International Corporation





                            By:/s/Barry R. Philpott



                            Name: Barry R. Philpott



                            Title:President



                            Dr. Dieter Russman

                            Dr. Dieter Russman